EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the 2013 Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the incorporation by reference of our report dated February 25, 2014, relating to the Financial Statement Schedule which appears in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
New York, New York
June 13, 2014